HealthEquity Reports Fiscal Year and Fourth Quarter Ended January 31, 2021 Financial Results
Highlights of the fiscal year include:
•Revenue of $733.6 million, an increase of 38% compared to $532.0 million in FY20.
•Net income of $8.8 million, compared to $39.7 million in FY20, with non-GAAP net income of $126.3 million, compared to $114.8 million in FY20.
•Net income per diluted share of $0.12, compared to $0.58 in FY20, with non-GAAP net income per diluted share of $1.67, compared to $1.68 in FY20.
•Adjusted EBITDA of $240.8 million, an increase of 23% compared to $196.5 million in FY20.
•5.8 million HSAs, an increase of 8% compared to FY20.
•$14.3 billion Total HSA Assets, an increase of 24% compared to FY20.
•12.8 million Total Accounts, including both HSAs and complementary CDB accounts, the same as in FY20.
Highlights of the fourth quarter include:
•Revenue of $188.2 million, a decrease of 6% compared to $201.2 million in Q4 FY20.
•Net income of $5.4 million, compared to net loss of $0.2 million in Q4 FY20, with non-GAAP net income of $33.3 million, compared to $28.4 million in Q4 FY20.
•Net income per diluted share of $0.07, compared to net loss of less than one-half of one cent in Q4 FY20, with non-GAAP net income per diluted share of $0.42, compared to $0.40 in Q4 FY20.
•Adjusted EBITDA of $56.6 million, a decrease of 8% compared to $61.3 million in Q4 FY20.
Draper, Utah – March 15, 2021 – HealthEquity, Inc. (NASDAQ: HQY) ("HealthEquity" or the "Company"), the nation's largest health savings account non-bank custodian, today announced financial results for its fourth quarter and fiscal year ended January 31, 2021.
“The team delivered strong results in fiscal 2021, growing revenue by 38% to $734 million and Adjusted EBITDA by 23% to $241 million,” said Jon Kessler, president and CEO of HealthEquity. “Fiscal 2022 is off to a fast start as well, with early client and partner wins as well as the acquisition of Luum, which will help our clients return to work.”
Fiscal year financial results
The comparability of the Company's financial results between years is impacted by its acquisition of WageWorks. As the WageWorks acquisition closed on August 30, 2019, WageWorks' results of operations are included in the Company's consolidated results of operations for the entire fiscal year ended January 31, 2021, but are only included in the consolidated results of operations for approximately five months during the fiscal year ended January 31, 2020.
Revenue for the fiscal year ended January 31, 2021 of $733.6 million grew 38% compared to $532.0 million for the fiscal year ended January 31, 2020. Revenue this year included: service revenue of $431.0 million, custodial revenue of $190.9 million, and interchange revenue of $111.7 million.
HealthEquity reported net income of $8.8 million, or $0.12 per diluted share, and non-GAAP net income of $126.3 million, or $1.67 per diluted share, for the fiscal year ended January 31, 2021. The Company reported net income of $39.7 million, or $0.58 per diluted share, and non-GAAP net income of $114.8 million, or $1.68 per diluted share, for the fiscal year ended January 31, 2020.
Adjusted EBITDA of $240.8 million for the fiscal year ended January 31, 2021 grew 23% compared to $196.5 million for the fiscal year ended January 31, 2020. Adjusted EBITDA was 33% of revenue compared to 37% for the fiscal year ended January 31, 2020.
As of January 31, 2021, HealthEquity had $328.8 million of cash and cash equivalents and $986.7 million of outstanding debt, net of issuance costs. This compares to $191.7 million in cash and cash equivalents and $1.22 billion of outstanding debt as of January 31, 2020. The cash amount as of January 31, 2021 does not reflect the approximately $456.7 million in net proceeds from the Company's sale of common stock in February and March 2021.
Fourth quarter financial results
Revenue for the fourth quarter ended January 31, 2021 of $188.2 million decreased 6% compared to $201.2 million for the fourth quarter ended January 31, 2020. Revenue this quarter included: service revenue of $111.3 million, custodial revenue of $48.6 million, and interchange revenue of $28.3 million.

HealthEquity reported net income of $5.4 million, or $0.07 per diluted share, and non-GAAP net income of $33.3 million, or $0.42 per diluted share, for the fourth quarter ended January 31, 2021. The Company reported a net loss of $0.2 million, or less than one-half of one cent per diluted share, and non-GAAP net income of $28.4 million, or $0.40 per diluted share, for the fourth quarter ended January 31, 2020.
Adjusted EBITDA was $56.6 million for the fourth quarter ended January 31, 2021, a decrease of 8% compared to $61.3 million for the fourth quarter ended January 31, 2020. Adjusted EBITDA was 30% of revenue, the same as in the fourth quarter ended January 31, 2020.
Account and asset metrics
HSAs as of January 31, 2021 were approximately 5.8 million, an increase of 8% year over year, including 333,000 HSAs with investments, an increase of 51% year over year. Total Accounts as of January 31, 2021 were 12.8 million, including 7.0 million CDBs.
Total HSA Assets as of January 31, 2021 were $14.3 billion, an increase of 24% year over year. Total HSA Assets included $10.1 billion of HSA cash and $4.2 billion of HSA investments. Client-held funds, which are deposits held on behalf of our Clients to facilitate administration of our CDBs, and from which we generate custodial revenue, were $1.0 billion as of January 31, 2021.
New HSA openings and HSA asset balances
HealthEquity reported sales of 687,000 new HSAs during the fiscal year ended January 31, 2021, compared to 724,000 during the fiscal year ended January 31, 2020. HSA members grew their cash balances by approximately $1.4 billion during the year, while total member balances increased by approximately $2.8 billion due primarily to HSA contributions, decreased spending per HSA, and appreciation of invested balances.
WageWorks integration
HealthEquity completed its acquisition of WageWorks on August 30, 2019. The Company has identified opportunities of approximately $80 million in annualized ongoing net synergies to be achieved by the end of the fiscal year ending January 31, 2022, of which approximately $60 million were achieved as of January 31, 2021.
Business outlook
For the fiscal year ending January 31, 2022, management expects revenues of $750 million to $760 million. Its outlook for net loss is between $10 million and $5 million, resulting in net loss of $0.12 to $0.07 per diluted share. Its outlook for non-GAAP net income, calculated using the method described below, is between $115 million and $119 million, resulting in non-GAAP net income per diluted share of $1.37 to $1.42 (based on an estimated 84 million weighted-average shares outstanding). Management expects Adjusted EBITDA of $240 million to $246 million.
See “Non-GAAP financial information” below for definitions of our Adjusted EBITDA and non-GAAP net income. A reconciliation of the non-GAAP financial measures used throughout this release to the most comparable GAAP financial measures is included with the financial tables at the end of this release.
Conference call
HealthEquity management will host a conference call at 4:30 pm (Eastern Time) on Monday, March 15, 2021 to discuss the fiscal 2021 fourth quarter and year-end results. The conference call will be accessible by dialing 844-791-6252, or 661-378-9636 for international callers, and referencing conference ID 8874995. A live audio webcast of the call will also be available on the investor relations section of our website at http://ir.healthequity.com.
Non-GAAP financial information
To supplement our financial information presented on a GAAP basis, we disclose non-GAAP financial measures, including Adjusted EBITDA, non-GAAP net income, and non-GAAP net income per diluted share.
•Adjusted EBITDA is adjusted earnings before interest, taxes, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on marketable equity securities, and other certain non-operating items.
•Non-GAAP net income is calculated by adding back to GAAP net income (loss) before income taxes the following items: amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, and acquisition costs, and subtracting a non-GAAP tax provision using a normalized non-GAAP tax rate.

•Non-GAAP net income per diluted share is calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding.
Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. We believe that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company's financial condition and results of operations. The Company cautions investors that non-GAAP financial information, by its nature, departs from GAAP; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies. In addition, while amortization of acquired intangible assets is being excluded from non-GAAP net income, the revenue generated from those acquired intangible assets is not excluded. Whenever we use these non-GAAP financial measures, we provide a reconciliation of the applicable non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed in the tables below.
About HealthEquity
HealthEquity and its subsidiaries administer HSAs and other consumer-directed benefits for our more than 12 million accounts in partnership with employers, benefits advisors, and health and retirement plan providers who share our mission to connect health and wealth and value our culture of remarkable “Purple” service. For more information, visit www.healthequity.com.
Forward-looking statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our industry, business strategy, plans, goals and expectations concerning our markets and market position, product expansion, future operations, expenses and other results of operations, revenue, margins, profitability, acquisition synergies, future efficiencies, tax rates, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “aims,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to be correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, risks related to the following:
•the impact of the ongoing COVID-19 pandemic on the Company, its operations and its financial results;
•our ability to realize the anticipated financial and other benefits from combining the operations of WageWorks with our business in an efficient and effective manner;
•our ability to compete effectively in a rapidly evolving healthcare and benefits administration industry;
•our dependence on the continued availability and benefits of tax-advantaged health savings accounts and other consumer-directed benefits;
•our ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets;
•the significant competition we face and may face in the future, including from those with greater resources than us;
•our reliance on the availability and performance of our technology and communications systems;
•recent and potential future cybersecurity breaches of our technology and communications systems and other data interruptions, including resulting costs and liabilities, reputational damage and loss of business;
•the current uncertain healthcare environment, including changes in healthcare programs and expenditures and related regulations;
•our ability to comply with current and future privacy, healthcare, tax, ERISA, investment adviser and other laws applicable to our business;
•our reliance on partners and third-party vendors for distribution and important services;

•our ability to develop and implement updated features for our technology and communications systems and successfully manage our growth;
•our ability to protect our brand and other intellectual property rights; and
•our reliance on our management team and key team members.
For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our most recent Quarterly Report on Form 10-Q and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations Contact
Richard Putnam
801-727-1209
rputnam@healthequity.com

HealthEquity, Inc. and its subsidiaries
Consolidated balance sheets (unaudited)

(in thousands, except par value)	January 31, 2021	January 31, 2020
Assets
Current assets
Cash and cash equivalents	$328,803	$191,726
Accounts receivable, net of allowance for doubtful accounts of $4,239 and $1,216 as of January 31, 2021 and 2020, respectively	72,767	70,863
Other current assets	58,607	34,711
Total current assets	460,177	297,300
Property and equipment, net	29,106	33,486
Operating lease right-of-use assets	89,508	83,178
Intangible assets, net	767,003	783,279
Goodwill	1,326,793	1,332,631
Deferred tax asset	—	18
Other assets	37,420	35,089
Total assets	$2,710,007	$2,564,981
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,614	$3,980
Accrued compensation	50,670	50,121
Accrued liabilities	75,480	46,372
Current portion of long-term debt	62,500	39,063
Operating lease liabilities	14,037	12,401
Total current liabilities	204,301	151,937
Long-term liabilities
Long-term debt, net of issuance costs	924,217	1,181,615
Operating lease liabilities, non-current	74,224	68,017
Other long-term liabilities	8,808	2,625
Deferred tax liability	119,729	130,492
Total long-term liabilities	1,126,978	1,382,749
Total liabilities	1,331,279	1,534,686
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value, 100,000 shares authorized, no shares issued and outstanding as of January 31, 2021 and 2020	—	—
Common stock, $0.0001 par value, 900,000 shares authorized, 77,168 and 71,051 shares issued and outstanding as of January 31, 2021 and 2020, respectively	8	7
Additional paid-in capital	1,158,372	818,774
Accumulated earnings	220,348	211,514
Total stockholders’ equity	1,378,728	1,030,295
Total liabilities and stockholders’ equity	$2,710,007	$2,564,981

HealthEquity, Inc. and its subsidiaries
Consolidated statements of operations and comprehensive income (loss) (unaudited)

	Three months ended January 31,		Year ended January 31,
(in thousands, except per share data)	2021	2020	2021	2020
Revenue
Service revenue	$111,328	$122,158	$430,966	$262,868
Custodial revenue	48,581	49,354	190,933	181,892
Interchange revenue	28,260	29,688	111,671	87,233
Total revenue	188,169	201,200	733,570	531,993
Cost of revenue
Service costs	78,019	78,191	280,214	170,863
Custodial costs	4,769	4,847	19,574	17,563
Interchange costs	4,463	4,481	18,448	17,658
Total cost of revenue	87,251	87,519	318,236	206,084
Gross profit	100,918	113,681	415,334	325,909
Operating expenses
Sales and marketing	13,462	13,936	49,964	43,951
Technology and development	32,319	31,515	124,809	77,576
General and administrative	22,903	23,368	84,493	60,561
Amortization of acquired intangible assets	19,159	18,668	76,064	34,704
Merger integration	12,929	11,652	44,257	32,111
Total operating expenses	100,772	99,139	379,587	248,903
Income from operations	146	14,542	35,747	77,006
Other expense
Interest expense	(6,771)	(14,417)	(34,881)	(24,772)
Other income (expense), net	5,283	(732)	3,274	(9,079)
Total other expense	(1,488)	(15,149)	(31,607)	(33,851)
Income (loss) before income taxes	(1,342)	(607)	4,140	43,155
Income tax provision (benefit)	(6,709)	(417)	(4,694)	3,491
Net income (loss) and comprehensive income (loss)	$5,367	$(190)	$8,834	$39,664
Net income per share:
Basic	$0.07	$0.00	$0.12	$0.59
Diluted	$0.07	$0.00	$0.12	$0.58
Weighted-average number of shares used in computing net income per share:
Basic	76,846	70,880	74,235	67,026
Diluted	78,559	70,880	75,679	68,453

HealthEquity, Inc. and its subsidiaries
Consolidated statements of cash flows (unaudited)

	Year ended January 31,
(in thousands)	2021	2020	2019
Cash flows from operating activities:
Net income	$8,834	$39,664	$73,899
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	115,904	55,352	18,185
Stock-based compensation	42,863	39,844	21,057
Amortization of debt issuance costs	5,102	2,711	60
(Gains) losses on marketable equity securities	—	(27,570)	103
Other non-cash items	1,753	728	676
Deferred taxes	(5,132)	3,665	408
Changes in operating assets and liabilities:
Accounts receivable	(413)	(4,029)	(4,066)
Other assets	(24,839)	(12,577)	(5,799)
Operating lease right-of-use assets	11,150	6,218	—
Accrued compensation	771	4,550	4,432
Accounts payable, accrued liabilities, and other current liabilities	30,422	1,920	3,894
Operating lease liabilities, non-current	(10,803)	(5,383)	—
Other long-term liabilities	6,007	(83)	573
Net cash provided by operating activities	181,619	105,010	113,422
Cash flows from investing activities:
Purchases of property and equipment	(13,093)	(7,286)	(3,869)
Purchases of software and capitalized software development costs	(51,500)	(25,654)	(9,978)
Acquisition of intangible member assets	(32,371)	(9,134)	(1,195)
Acquisitions, net of cash acquired	—	(1,644,575)	—
Purchases of marketable securities	—	(53,845)	(728)
Proceeds from sale of marketable securities	—	—	41,422
Net cash provided by (used in) investing activities	(96,964)	(1,740,494)	25,652
Cash flows from financing activities:
Proceeds from follow-on equity offering, net of payments for offering costs	286,779	458,495	—
Principal payments on long-term debt	(239,063)	(7,813)	—
Proceeds from long-term debt	—	1,250,000	—
Payment of debt issuance costs	—	(30,504)	—
Settlement of client-held funds obligation	(3,862)	(215,790)	—
Proceeds from exercise of common stock options	8,568	11,347	22,929
Net cash provided by financing activities	52,422	1,465,735	22,929
Increase (decrease) in cash and cash equivalents	137,077	(169,749)	162,003
Beginning cash and cash equivalents	191,726	361,475	199,472
Ending cash and cash equivalents	$328,803	$191,726	$361,475

HealthEquity, Inc. and its subsidiaries
Consolidated statements of cash flows (unaudited) (continued)

	Year ended January 31,
(in thousands)	2021	2020	2019

Supplemental cash flow data:
Interest expense paid in cash	$27,686	$21,806	$203
Income tax payments (refunds), net	(6,022)	9,277	587
Supplemental disclosures of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable or accrued liabilities	160	487	37
Purchases of software and capitalized software development costs included in accounts payable, accrued liabilities, or accrued compensation	1,930	1,742	200
Decrease in goodwill due to measurement period adjustments, net	5,838	—	—
Exercise of common stock options receivable	1,478	—	—
Equity-based acquisition consideration	—	3,776	—

Stock-based compensation expense (unaudited)
Total stock-based compensation expense included in the consolidated statements of operations and comprehensive income (loss) is as follows:

	Three months ended January 31,		Year ended January 31,
(in thousands)	2021	2020	2021	2020
Cost of revenue	$2,259	$1,507	$7,996	$4,792
Sales and marketing	2,176	1,225	6,986	4,694
Technology and development	2,721	2,049	10,772	7,649
General and administrative	5,394	3,486	17,109	12,972
Merger integration	—	383	—	1,603
Other expense, net	—	—	—	13,714
Total stock-based compensation expense	$12,550	$8,650	$42,863	$45,424
Total Accounts (unaudited)

(in thousands, except percentages)	January 31, 2021	January 31, 2020	% Change
HSAs	5,782	5,344	8%
New HSAs from sales - Quarter-to-date	370	379	(2)%
New HSAs from sales - Year-to-date	687	724	(5)%
New HSAs from acquisitions - Year-to-date	—	757	(100)%
HSAs with investments	333	220	51%
CDBs	7,028	7,437	(5)%
Total Accounts	12,810	12,781	—%
Average Total Accounts - Quarter-to-date	12,659	12,603	—%
Average Total Accounts - Year-to-date	12,604	8,013	57%

HSA assets (unaudited)

(in millions, except percentages)	January 31, 2021	January 31, 2020	% Change
HSA cash with yield (1)	$9,875	$8,301	19%
HSA cash without yield (2)	244	383	(36)%
Total HSA cash	10,119	8,684	17%
HSA investments with yield (1)	4,078	2,495	63%
HSA investments without yield (2)	138	362	(62)%
Total HSA investments	4,216	2,857	48%
Total HSA Assets	14,335	11,541	24%
Average daily HSA cash with yield - Year-to-date	8,599	6,937	24%
Average daily HSA cash with yield - Quarter-to-date	$9,060	$7,791	16%
(1)HSA Assets that generate custodial revenue.
(2)HSA Assets that do not generate custodial revenue.
Client-held funds (unaudited)

(in millions, except percentages)	January 31, 2021	January 31, 2020	% Change
Client-held funds (1)	$986	$779	27%
Average daily Client-held funds - Year-to-date (1)	847	382	122%
Average daily Client-held funds - Quarter-to-date (1)	848	727	17%
(1)Client-held funds that generate custodial revenue.
Net income (loss) reconciliation to Adjusted EBITDA (unaudited)

	Three months ended January 31,		Year ended January 31,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$5,367	$(190)	$8,834	$39,664
Interest income	(195)	(632)	(1,045)	(5,905)
Interest expense	6,771	14,417	34,881	24,772
Income tax provision (benefit)	(6,709)	(417)	(4,694)	3,491
Depreciation and amortization	11,259	7,708	39,839	20,648
Amortization of acquired intangible assets	19,159	18,668	76,064	34,704
Stock-based compensation expense	12,550	8,267	42,863	30,107
Merger integration expenses (1)	12,929	11,652	44,257	32,111
Acquisition costs (2)	1,039	98	1,118	40,810
Gain on marketable equity securities	—	(190)	—	(27,760)
Other (3)	(5,524)	1,957	(1,322)	3,811
Adjusted EBITDA	$56,646	$61,338	$240,795	$196,453
(1)For the fiscal year ended January 31, 2020, merger integration expenses included $1.6 million of stock-based compensation expense related to post-acquisition integration activities.
(2)For the fiscal year ended January 31, 2020, acquisition costs included $13.7 million of stock-based compensation expense related to awards that were accelerated in connection with the acquisition of WageWorks, Inc.
(3)For the fiscal year ended January 31, 2021, Other consisted of amortization of incremental costs to obtain a contract of $2.0 million, offset by other income, net, of $3.3 million. For the fiscal year ended January 31, 2020, Other consisted of amortization of incremental costs to obtain a contract of $1.9 million and other costs of $1.9 million. For the three months ended January 31, 2021, Other consisted of amortization of incremental costs to obtain a contract of $0.6 million, offset by other income, net, of $6.1 million. For the three months ended January 31, 2020, Other consisted of amortization of incremental costs to obtain a contract of $0.5 million and other costs of $1.5 million.

Reconciliation of net loss outlook to Adjusted EBITDA outlook (unaudited)

Outlook for the year ending
(in millions)	January 31, 2022
Net loss	$(10) - (5)
Interest expense	26
Income tax provision	(3) - (2)
Depreciation and amortization	56
Amortization of acquired intangible assets	77
Stock-based compensation expense	61
Merger integration expenses	26
Acquisition costs	2
Other	5
Adjusted EBITDA	$240 - 246

Reconciliation of net income (loss) to non-GAAP net income (unaudited)

	Three months ended	Year ended	Outlook for the year ending
(in millions, except per share data)	January 31, 2021	January 31, 2021	January 31, 2022
Net income (loss)	$5	$9	$(10) - (5)
Income tax benefit	(6)	(5)	(3) - (2)
Income (loss) before income taxes - GAAP	(1)	4	(13) - (7)
Non-GAAP adjustments:
Amortization of acquired intangible assets	19	76	77
Stock-based compensation expense	12	43	61
Merger integration expenses	13	44	26
Acquisition costs	1	1	2
Total adjustments to income (loss) before income taxes - GAAP	45	164	166
Income before income taxes - Non-GAAP	44	168	153 - 159
Income tax provision - Non-GAAP (1)	11	42	38 - 40
Non-GAAP net income	33	126	115 - 119

Diluted weighted-average shares	79	76	84
Non-GAAP net income per diluted share (2)	$0.42	$1.67	$1.37 - 1.42
(1)The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations. The normalized non-GAAP tax rate applied to each period presented was 25%. The Company may adjust its non-GAAP tax rate as additional information becomes available and in conjunction with any other significant events occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.
(2)Non-GAAP net income per diluted share may not calculate due to rounding of non-GAAP net income and diluted weighted-average shares.

Certain terms

Term	Definition
HSA	A financial account through which consumers spend and save long-term for healthcare on a tax-advantaged basis.
CDB	Consumer-directed benefits offered by employers, including flexible spending and health reimbursement arrangements (“FSAs” and “HRAs”), Consolidated Omnibus Budget Reconciliation Act (“COBRA”) administration, commuter and other benefits.
HSA member	Consumers with HSAs that we serve.
Total HSA Assets	HSA members' deposits with our federally insured custodial depository partners and custodial cash deposits invested in an annuity contract with our insurance company partner. Total HSA Assets also includes HSA members' investments in mutual funds through our custodial investment fund partner.
Client	Our employer clients.
Total Accounts	The sum of HSAs and CDBs on our platforms.
Client-held funds	Deposits held on behalf of our Clients to facilitate administration of our CDBs.
Network Partner	Our health plan partners, benefits administrators, and retirement plan recordkeepers.
Adjusted EBITDA	Adjusted earnings before interest, taxes, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on marketable equity securities, and other certain non-operating items.
Non-GAAP net income
Calculated by adding back to GAAP net income (loss) before income taxes the following items: amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, and acquisition costs, and subtracting a non-GAAP tax provision using a normalized non-GAAP tax rate.

Non-GAAP net income per diluted share	Calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding.